                                                                    EXHIBIT 4.16


                                NTL INCORPORATED

                        PARTICIPATING PURCHASER AGREEMENT

                                                              September 26, 2003


Franklin Mutual Advisers LLC
51 John F. Kennedy Parkway
Short Hills, New Jersey
Attn:  Michael Embler

Ladies and Gentlemen:

         NTL Incorporated, a Delaware corporation (the "Company"), proposes to distribute rights ("Rights") to holders of its Common Stock of record as of the close of business on the Record Date to subscribe, in the aggregate, for that number of shares of Common Stock ("Subscription Shares") determined by dividing the aggregate dollar amount of the offering by the Subscription Price as set forth in the Prospectus (such offering, the "Rights Offering"). Capitalized terms are defined in Section 1 below.

         In the Rights Offering each holder of Common Stock on the Record Date (other than certain overseas holders) will receive certificates ("Subscription Certificates") evidencing that number of Rights set forth in the Prospectus for each share of Common Stock held by such holder as of the Record Date. The Rights will expire at the time and on the date set forth in the Prospectus (as may be extended by the Company, the "Expiration Date"). Such holders will have the right to exercise the Basic Subscription Privileges and exercise the Rights to acquire shares of Common Stock, and to exercise the Over-subscription Privileges to acquire additional shares of Common Stock in the event that all Rights are not exercised prior to the close of business on the Expiration Date (the "Expiration Time"). The terms of the Rights Offering provide that under no circumstances may any stockholder acquire shares of Common Stock in the Rights Offering such that, after giving effect to such acquisition, it beneficially owns in a percentage of the Company's outstanding shares of Common Stock in excess of the Subscription Limit.

         On the date hereof, the Company will file with the Securities and Exchange Commission ("Commission") a registration statement on Form S-1 and a related preliminary prospectus for the registration of the Rights Offering and the shares of Common Stock to be issued in connection therewith to the public and the Underwriters under the Securities Act. Such registration statement (as amended, if applicable, in accordance with Section 4(b)) and the final prospectus relating to the offering constituting a part of the registration statement, as from time to time amended or supplemented pursuant to the Securities Act in accordance with Section 4(b), are referred to in this Agreement as the "Registration Statement" and the "Prospectus," respectively.

         Concurrently herewith the Company is entering into an Underwriting Agreement in the form set forth on Schedule A dated as of the date hereof by and among the Company and the Underwriters (as may be amended from time to time in accordance with Section 4(b), the "Underwriting Agreement"), pursuant to which the Underwriters will agree to purchase shares of

Common Stock in the amounts set forth therein in the event that all Rights are not exercised prior to the Expiration Time.

         The Underwriters' commitment under the Underwriting Agreement is conditioned upon the exercise by certain significant stockholders of the Company, including Franklin Mutual on behalf of and in its capacity as agent or investment adviser for the undersigned holders listed on Schedule G (each, a "Participating Purchaser" and collectively, the "Participating Purchasers"), of Rights distributed to them in the Rights Offering.

         Concurrently herewith, the parties are entering into a Registration Rights Agreement, providing for certain registration rights covering the resale of the shares of Common Stock acquired pursuant to the Rights to be exercised in connection with this Agreement.

         In connection with the transactions contemplated by this Agreement and pursuant to Section 5.06(b)(ii)(B) of the Indenture governing the 19% Senior Secured Notes due 2010 issued by the Company (the "Indenture"), the Company has obtained a letter from Lehman Brothers, dated September 19, 2003 (the "Fairness Opinion") as to the fairness from a financial point of view to the Company of the transactions between the Company and each of the Committed Stockholders entered into pursuant to this Agreement, subject to appropriate assumptions and limitations with respect thereto.

         For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Participating Purchasers and the Company agree as follows:

Section 1.        Certain Defined Terms.

         The following terms have the following meanings:

         "Basic Subscription Privilege" means the basic subscription privilege with respect to the Rights, as described in the Prospectus and set forth in the Subscription Certificates.

         "Closing Date" has the meaning provided in the Underwriting Agreement.

         "Commission" is defined in the preamble.

         "Committed Aggregate Exercise Price" is defined on Schedule F.

         "Committed Stockholder" means each stockholder of the Company who as of the date hereof has entered into a participating purchaser agreement with the Company on terms substantially the same as the terms of this Agreement and shall also include the Participating Purchaser.

         "Committed Stockholder Agreement" is defined in Section 4(d).

         "Commitment Fee" is defined in Section 2(c).

         "Commitment Securities" is defined in Section 2(a).

         "Common Stock" means the common stock, $.01 par value per share, of the Company.

         "Company" is defined in the preamble.

         "Effective Date" means the effective date of the Registration
Statement.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exercise Date" is defined in Section 2(a).

         "Existing Registration Rights Agreement" means the Equity Registration Rights Agreement by and among the Company and the Stockholders listed therein dated as of January 10, 2003.

         "Expiration Date" is defined in the preamble.

         "Extension Fee" is defined in Schedule F.

         "Fairness Opinion" is defined in the preamble.

         "Franklin Mutual" means Franklin Mutual Advisers, LLC.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations thereunder.

         "Indenture" is defined in the preamble.

         "Lead Underwriters" has the meaning provided in the Underwriting Agreement.

         "Material Adverse Effect" means a material adverse effect on the condition, financial or otherwise, business, general affairs, management, financial position, shareholders' equity or results of operations of the Company and its Significant Subsidiaries (as defined in the Underwriting Agreement) taken as a whole.

         "Over-subscription Privilege" means the oversubscription privilege with respect to the Rights, as described in the Prospectus and set forth in the certificate evidencing the Rights.

         "Participating Purchaser" is defined in the preamble.

         "Participating Purchaser Information" is defined in Section 6(a).

         "person" means any person, corporation, limited liability company, partnership, trust or other entity.

         "Preliminary Prospectus" has the meaning provided in the Underwriting Agreement.

         "Prospectus" is defined in the preamble.

         "Record Date" means the record date established by the Company for the Rights Offering.

         "Registration Statement" is defined in the preamble.

         "Revised Allocation Amount" is defined in Section 2(a).

         "Rights" is defined in the recitals.

         "Rights Offering" is defined in the preamble.

         "Rights Plan Amendment" means the Amendment to Rights Agreement dated as of the date hereof, between the Company and Continental Stock Transfer & Trust Company.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Specified Conditions" means the conditions precedent set forth on Schedule C.

         "Specified Covenants" means the covenants of the Company in favor of the Underwriters provided in the Underwriting Agreement as listed on Schedule D and as modified thereon.

         "Specified Representations and Warranties" means the representations and warranties of the Company in favor of the Underwriters in the Underwriting Agreement, as listed on Schedule E and as modified thereon.

         "Subscription Agent" means the subscription agent for the Rights Offering as set forth in the Prospectus.

         "Subscription Certificate" is defined in the preamble.

         "Subscription Limit" means with respect to (A) a person who beneficially owns less than 7.5% of the Common Stock outstanding as of the date hereof, 14.9% of the shares of Common Stock outstanding on the Exercise Date (taking into account any shares to be issued to the Underwriters) and (B) a person who beneficially owns 7.5% or more of the Common Stock outstanding as of the date hereof, a percentage which is equal to the lesser of (a) the percentage of the shares of Common Stock outstanding as of the Exercise Date (taking into account any shares to be issued to the Underwriters) that is 7.5% more than the percentage of that person's beneficial ownership of the shares of Common Stock outstanding as of the date hereof or (b) 19.9% of the shares of Common Stock outstanding as of the Exercise Date (taking into account any shares to be issued to the Underwriters). The term "beneficial ownership" is used as defined in
Section 13 of the Exchange Act and the regulations promulgated thereunder.

         "Subscription Price" means the Purchase Price per share as defined in the Underwriting Agreement (as in effect on the date hereof) and as calculated in accordance with the terms thereof (as in effect on the date hereof).

         "Subscription Shares" is defined in the preamble.

         "Success Fee" is defined in Section 2(c).

         "Third Party Claim" means a claim, cause of action or other proceeding before a court or other governmental authority, whether threatened or pending, brought or raised by any party (other than the Participating Purchaser or its affiliates, the Company (other than through a stockholder derivative action) or any of the Company's subsidiaries) in connection with the Rights Offering or any transaction contemplated thereby.

         "Total Cap Amount" is defined in Section 2(a).

         "Total Rights Offering Size" is defined on Schedule F.

         "Underwriters" has the meaning provided in the Underwriting Agreement.

         "Underwriting Agreement" is defined in the preamble.

         Section 2. Purchase, Sale and Delivery of Commitment Securities.

         (a) (i) Subject to the terms and conditions of this Agreement, each Participating Purchaser agrees to take all action as may be required to duly and effectively exercise the Basic Subscription Privilege with respect to all of the Rights issued to it; such exercise to be effected in accordance with the procedures set forth in the Prospectus (subject to Section 2(b) below) as of 4:30 p.m. on the Expiration Date or any other time before the Expiration Time as may be agreed between the Company and such Participating Purchaser (the "Exercise Date"). The Subscription Shares issued to such Participating Purchaser as a result of its exercise of the Basic Subscription Privilege with respect to its Rights in accordance with this Section 2 are referred to as the "Commitment Securities."

                  (ii) Notwithstanding anything to the contrary herein, the Company will not effect the Rights Offering if it has a Total Rights Offering Size such that (without giving effect to Section 2(a)(iii)) the number of shares of Common Stock issued or issuable upon exercise of the Basic Subscription Privilege with respect to all Rights issued to the Participating Purchasers and the other Committed Stockholders would together equal or exceed the 20% limitation set forth in Rule 4350(i)(D) of the NASDAQ Stock Market Rules (the "Total Cap Amount").

                  (iii) Notwithstanding anything to the contrary in this Agreement or in the Basic Subscription Privilege or the Over-subscription Privilege, but without limiting Section 2(a)(ii), the Participating Purchasers, together with the other Committed Stockholders, may not (and shall not be deemed to be required to) acquire Commitment Securities upon exercise of the Rights in an amount equal to or greater than the Total Cap Amount. Accordingly, (A) the allocation of shares of Common Stock upon exercise of the Over-subscription Privileges by the Participating Purchasers and the other Committed Stockholders shall be adjusted by the Company downward (to zero, if necessary) to a number so that the Total Cap Amount is not met or exceeded (such aggregate number, the "Revised Allocation Amount") and (B) to the extent that such allocations must be reduced, they shall be reduced pro rata among the Participating Purchasers and all other Committed Stockholders who have exercised the Over-Subscription Privilege, based upon the relative allocation amounts requested by each such person against the Revised Allocation Amount.

         (b) The purchase price for each share of Common Stock purchased by the Participating Purchasers pursuant to the Basic Subscription Privilege shall be equal to the Subscription Price and shall be paid by wire transfer of same day funds to the Company on the Exercise Date.

         (c) In consideration for each Participating Purchaser's commitment to purchase the Commitment Securities and provided that such Participating Purchaser acquires the Commitment Securities in accordance with the terms hereof, within five business days after the Exercise Date, the Company will pay to such Participating Purchaser a commitment fee as determined in accordance with Schedule F (the "Commitment Fee"). In the event that the Company pays the Underwriters a discretionary additional fee as described under the caption "Additional Fees" on Schedule II to the Underwriting Agreement, then the Company shall, subject to the prior approval of a majority of the disinterested directors on the board of directors of the Company, pay an additional fee to the Participating Purchasers equal to 0.25% of the Committed Aggregate Exercise Price (such additional fee, the "Success Fee"); such Success Fee to be paid within five business days after approval by such disinterested directors. The Company shall submit payment of the Success Fee to the board of directors promptly upon payment of the additional fees to the Underwriters described herein. Franklin Mutual shall provide the Company with notice of the account to which the Commitment Fee and Success Fee, if any, should be credited no later than two business days before the Exercise Date.

         (d) Delivery of the Commitment Securities to the Participating Purchasers will be made by the Subscription Agent for the Rights Offering in accordance with the terms of the Rights Offering set forth in the Prospectus.

         (e) Notwithstanding anything herein, under no circumstances will any Participating Purchaser (together with Franklin Mutual, all other Participating Purchasers and other affiliates of Franklin Mutual) acquire (or be deemed to be required to acquire) shares of Common Stock in the Rights Offering in excess of the Subscription Limit and each Participating Purchaser's exercise of subscription privileges shall be adjusted as necessary to provide that the Subscription Limit is not exceeded.

Section 3.        Representations and Warranties.

         (a) The Company hereby represents and warrants to each Participating Purchaser that each of the Specified Representations and Warranties is true and correct as of the date hereof.

         (b) The Company hereby represents and warrants to each Participating Purchaser as follows as of the date hereof:

                  (i) the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions set forth in this Agreement;

                  (ii) the execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions set forth in this Agreement, have been duly authorized by all necessary corporate action on the part of the Company;

                  (iii) this Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms;

                  (iv) no authorization, approval or consent of any governmental authority or agency is necessary to be obtained or made by the Company in connection with the issuance of the Rights by the Company to the Participating Purchasers or the issuance of the Commitment Securities by the Company upon exercise of such Rights, other than as may be required under federal or state securities laws and except for filings, if any, as required under the HSR Act;

                  (v) the execution and delivery of this Agreement by the Company and the consummation of the transactions set forth in this Agreement by the Company does not conflict with, or result in a breach of, (A) any law or regulation of any governmental authority applicable to the Company, which conflict or breach would have a Material Adverse Effect, or (B) any agreement to which the Company is a party, which conflict or breach would have a Material Adverse Effect;

                  (vi) the Company has delivered the Fairness Opinion and officers certificates to the indenture trustee in accordance with terms of the Indenture, and accordingly, no default exists with respect to
         Section 5.06(b)(ii) thereof;

                  (vii) when issued and paid for in accordance with the provisions of Section 2, the Commitment Securities issued to the Participating Purchasers upon the exercise of Rights as contemplated by
         Section 2 shall be duly authorized, validly issued, fully paid, nonassessable, and free of any claims or encumbrances, other than any claims or encumbrances resulting from actions taken by the Participating Purchasers with respect to the shares to be received by it hereunder;

                  (viii) the Rights Plan Amendment is in full force and effect and has not been modified or amended in any material respect; and

                  (ix) the Company has delivered to each Participating Purchaser true and correct copies of the Underwriting Agreement, the other Committed Stockholder Agreements, the Registration Rights Agreements with the other Committed Stockholders, the Registration Statement and the Rights Plan Amendment.

         (c) Each Participating Purchaser hereby represents and warrants to the Company as follows as of the date hereof (severally as to itself only and not jointly):

                  (i) the Participating Purchaser has been duly organized and formed and is validly existing as a corporation in good standing under the laws of the state or country of its formation and it has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions set forth in this Agreement;

                  (ii) the execution and delivery by it of this Agreement, and the consummation by it of the transactions set forth in this Agreement, have been duly authorized by all necessary action on its part;

                  (iii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation of it enforceable against it in accordance with its terms;

                  (iv) no authorization, filing, approval or consent of any governmental authority is necessary to be obtained or made by the Participating Purchaser in connection with the exercise of the Basic Subscription Privilege, including without limitation as may be required under the HSR Act, other than any authorization, filing, approval or consent where the failure to obtain or make would not have a material adverse effect on the ability of the Participating Purchaser to comply with its obligations hereunder;

                  (v) the execution and delivery of this Agreement by it and the consummation by it of the transactions set forth in this Agreement does not conflict with, or result in a breach of, any law or regulation of any governmental authority applicable to it, which conflict or breach would have a material adverse effect on the ability of the Participating Purchaser to comply with its obligations hereunder, or any material agreement to which it is a party, which conflict or breach would have a material adverse effect on the ability of the Participating Purchaser to comply with its obligations hereunder;

                  (vi) it will acquire the Commitment Securities for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act;

                  (vii) the Participating Purchaser understands that the Commitment Securities may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder;

                  (viii) the Participating Purchaser further understands that the exemption from registration afforded by Rule 144 under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts;

                  (ix) the Participating Purchaser is an "accredited investor" (as defined in Rule 501(a) under the Securities Act) and is a "qualified institutional buyer" (as defined in Rule 144A of the Securities Act);

                  (x) as of the date hereof, the Participating Purchaser beneficially owns (as such term is defined in Section 13 of the Exchange Act) shares of Common Stock in the amounts shown on Schedule G;

                  (xi) Franklin Mutual has the investment discretion over the Rights to be issued to the Participating Purchaser in the Rights Offering and may exercise such Rights on behalf of the Participating Purchaser; Franklin Mutual has furnished to the Company for use in the Prospectus the number of shares beneficially owned by the Participating Purchaser in the table under the caption "Principal Stockholders" and the information provided in footnote 7 to such table; and

                  (xii) there are no agreements between and among the Participating Purchaser and any other person (other than Franklin Mutual and its affiliates) for the purpose of acquiring, holding, voting or disposing of any securities of the Company, except as described in the Registration Statement.

         Section  4. Covenants; Legend.

         (a) The Company hereby agrees with each Participating Purchaser that it will:

                  (i) comply with each of the Specified Covenants in favor of the Underwriters;

                  (ii) use its reasonable best efforts to cause the Registration Statement to be declared effective by the Commission as soon as reasonably practicable;

                  (iii) without limiting the provisions of Section 4(b), not amend, in any material respect which would be adverse to the Participating Purchaser, the Basic Subscription Privilege or the Over-Subscription Privilege; and

                  (iv) provide Franklin Mutual with an opportunity to review those sections of any proposed press release which relate to the Participating Purchaser's commitment under this Agreement a reasonable time in advance of release thereof and, to the extent consistent with applicable law, to make those amendments to such sections of such press release as may be reasonably requested by Franklin Mutual; provided, that it is understood that the use of the name Franklin Mutual, the number and percentage of shares of Common Stock to be acquired by the Participating Purchasers collectively under this Agreement, the percentage beneficial ownership by Franklin Mutual of Common Stock before and/or after the Exercise Date and other general references to this Agreement are deemed satisfactory to Franklin Mutual.

         (b) Concurrently herewith, the Company is entering into an Underwriting Agreement. The Company agrees that without the prior written consent of Franklin Mutual it will not amend the formula for determining the exercise price of the Rights or the Purchase Price paid by the Underwriters, and will not amend any provisions of the Underwriting Agreement (as in effect on the date hereof) or the Registration Statement ((including the Prospectus forming a part thereof) in the form filed with the Commission on the date hereof) which amendment (if effected) would be materially adverse to any Participating Purchaser's obligations or rights hereunder.

         (c) Each Participating Purchaser will not be bound by any lock-up agreement with the Underwriters. Each Participating Purchaser agrees that, prior to and including the date which is 7 days after the Closing Date (or if there is no Closing Date, the Determination Time (as defined in the Underwriting Agreement)), it and its subsidiaries and affiliates (other than the Company and its subsidiaries) shall not, without the prior written consent of the Company, in any manner sell, transfer or otherwise dispose of, agree to sell, transfer or otherwise dispose of or make any proposal to sell, transfer or otherwise dispose of, directly or indirectly (through derivatives or otherwise), any Common Stock or Rights to any person or entity (other than the Company), including without limitation any short sales of the Common Stock; provided that such Participating Purchaser may transfer Rights in connection with a Permitted Rights Transfer. The term "Permitted Rights Transfer" means a transfer of Rights to an entity as to which Franklin Mutual exercises at the time of the transfer exclusive control over the power of such entity to dispose of the Rights or the underlying Subscription Shares (or which is otherwise an affiliate or related party of Franklin Mutual), provided that (i) the entity agrees with the Company that it will exercise the Rights transferred to it and (ii) the Participating Purchaser provides advance written notice of any such transfer to the Company, together with evidence reasonably satisfactory to the Company of such affiliation or related party status or that Participating Purchaser does have such control, a covenant to cause such transferee to exercise the Rights so transferred in accordance with the terms of this Agreement and such other covenants or undertakings to the reasonable satisfaction of the Company that the terms of this Agreement will be complied with by such entity and the Participating Purchaser. Any such Permitted Rights Transfer shall not relieve such Participating Purchaser of any of its obligations under this Agreement.

         (d) Concurrently herewith, the Company is entering into participating purchaser agreements with other Committed Stockholders on terms substantially similar to the terms hereof (together with this Agreement, the "Committed Stockholder Agreements"). The Company agrees that it will not amend the Committed Stockholder Agreements unless a substantially similar amendment (taking into account relative proportionality as among the Committed Stockholders with respect to economic terms) is made hereunder, with the prior written consent of each Participating Purchaser (such consent not to be unreasonably withheld).

         (e) Each Participating Purchaser acknowledges and agrees that each certificate representing shares of Commitment Securities issued to such Participating Purchaser upon exercise of the Rights shall bear a legend containing the following words (and shall make a substantially equivalent legend or notation on DTC or other electronic trading system):

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SUCH ACT."

The requirement that the foregoing legend be placed upon certificates evidencing any such securities (and any such legend or notation on DTC or other electronic trading system) shall cease and terminate upon the earliest of the following events: (i) when such shares are transferred in a registered public offering under the Securities Act, (ii) when such shares are transferred pursuant to Rule 144 under the Securities Act or (iii) when such shares are transferred in any other transaction if, in the case of (ii) or
(iii), a Participating Purchaser delivers to the Company an opinion of its counsel, which counsel and opinion shall be reasonably satisfactory to the Company, or a "no-action" letter from the staff of the Commission, in either case to the effect that such legend is no longer necessary in order to protect the Company against a violation by it of the Securities Act upon any sale or other disposition of such shares without registration thereunder. Upon the occurrence of any event requiring the removal of a legend hereunder, the Company, upon the surrender of certificates containing such legend, shall, at its own expense, deliver to the holder of any such shares as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such shares not bearing such legend.

         Section  5. Conditions.

         (a) The obligation of a Participating Purchaser to perform its obligations under Section 2 is subject to the satisfaction or waiver of the following conditions:

                  (i) each of the representations and warranties of the Company contained in Section 3(b) shall be true and correct at and as of the Exercise Date in all material respects;

                  (ii) the Company shall have complied in all material respects with its covenants in this Agreement as of the Exercise Date;

                  (iii) each of the representations and warranties of the Company contained in Section 3(a) shall be true and correct at and as of the Exercise Date in all material respects;

                  (iv) each of the Specified Conditions shall be satisfied as of the Exercise Date; and

                  (v) neither the Company nor any Committed Stockholder shall have terminated the Participating Purchaser Agreement between the Company and such Committed Stockholder.

         (b) The obligation of the Company to perform its obligations at the Exercise Date is subject to the satisfaction or waiver of the following condition:

                  (i) each of the representations and warranties of each Participating Purchaser contained herein shall be true and correct at and as of the Exercise Date in all material respects.

                  (c) If the Company terminates the Rights Offering prior to the exercise of the Rights by a Participating Purchaser under Section 2, this Agreement shall terminate as provided by Section 7 and the Participating Purchaser will not be required to comply with Section 2.

         Section 6.        Indemnification; Contribution.

         (a) The Company will indemnify and hold harmless each of the Participating Purchasers and their respective affiliates and all of their respective directors, officers, members, partners, employees, fiduciaries, agents and each other person who controls such persons within the meaning of the Securities Act or the Exchange Act (collectively, the "Indemnified Parties") against any losses, claims, damages or liabilities, joint or several (including without limitation reasonable attorneys' fees and any and all expenses whatsoever incurred in investigating, preparing, compromising or defending against any Third Party Claim, and any and all amounts paid in settlement of any Third Party Claim), to which such Indemnified Party may become subject as a result of a Third Party Claim against such Indemnified Party, under the Securities Act or otherwise, including without limitation as such losses, claims, damages or liabilities as may arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, the Registration Statement or the Prospectus, or any amendment or supplement thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such Third Party Claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Prospectus, the Registration Statement or the Prospectus or any such amendment or supplement in reliance upon and in conformity with written information furnished to the Company by Franklin Mutual as such Participating Purchaser expressly for use therein (including without limitation the matters identified in Section 3(c)(xi) ("Participating Purchaser Information").

         (b) Each Participating Purchaser will indemnify and hold harmless the Company, its affiliates, and their respective directors, officers, members, partners, employees, fiduciaries, agents and each other person who controls such persons within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities (including without limitation reasonable attorneys' fees and any and all expenses), to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, the Registration Statement or the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Prospectus, the Registration Statement or the Prospectus or any such amendment or supplement in reliance upon and in conformity with the Participating Purchaser Information furnished by Franklin Mutual or such Participating Purchaser and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in investigating or defending any such action or claim as such expenses are incurred.

         (c)      Promptly after receipt by an indemnified party under paragraph
(a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such paragraph, notify the indemnifying party in writing of the commencement thereof; provided, that the omission so to notify the indemnifying party shall not relieve it from any liability that it may have under paragraph (a) or (b) except to the extent it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure and, provided further, that the failure to notify the indemnifying person shall not relieve it from any liability which it may have to any indemnified party otherwise than under such paragraph. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such paragraph for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

         (d) If the indemnification provided for in this Section 6 is unavailable to or insufficient to hold harmless an indemnified party under paragraph (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Participating Purchasers on the other from the offering of the Rights and Subscription Shares. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under paragraph (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Participating Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Participating Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the Rights Offering (before deducting expenses) received by the Company bear to the Commitment Fee received by the Participating Purchasers. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Participating Purchasers on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Participating Purchasers agree that it would not be just and equitable if contributions pursuant to this paragraph (d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this paragraph (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this paragraph (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this paragraph (d), the Participating Purchasers shall not be required to contribute any amount in excess of the amount by which the total price at which the Commitment Securities purchased by it exceed the amount of any damages which such Participating Purchasers has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation

(within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         (e) The obligations of the Company under this Section 6 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls such Participating Purchaser within the meaning of the Securities Act or Exchange Act; and the obligations of each Participating Purchaser under this
Section 6 shall be in addition to any liability which such Participating Purchaser may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and to each person, if any, who controls the Company within the meaning of the Securities Act or Exchange Act.

         Section 7.        Termination. This Agreement may be terminated:

                  (i) at any time prior to the Expiration Date by joint written agreement of the Company and the Participating Purchasers;

                  (ii) at any time by the Company upon its abandonment or termination of the Rights Offering;

                  (iii)    by the Company at any time prior to the Effective
         Date;

                  (iv) by the Participating Purchasers if on the Effective Date, the Total Rights Offering Size is equal to or greater than $1.20 billion;

                  (v) provided that the Participating Purchasers are not then in breach (in any material respect) of this Agreement, by the Participating Purchasers if the Effective Date has not occurred by the date which is eight weeks following the date of this Agreement (provided that if, at least one business day prior to such date and any extension of such date, the Company notifies the Participating Purchasers in writing that it wishes to extend such date for a consecutive period of not less than one week, and subject to the proviso below, not more than three weeks, then the Participating Purchasers may not terminate pursuant to this clause (v) for such further period; provided further that the total period of any such extension or extensions shall not exceed three additional consecutive weeks; in the event of any extension hereunder, the Company shall pay an Extension Fee for each week or part thereof that this Agreement is so extended, such fee to be payable as of the earlier of (A) five business days after the Exercise Date or (B) five business days after the end of such extension period (taking into account all such extensions);

                  (vi) by either party if the Registration Statement has been withdrawn from the Commission; or

                  (vii) by either party if the Underwriters terminate the Underwriting Agreement.

A party shall effect any termination under clauses (ii) - (vii) by giving written notice thereof to the other party.

         Section 8. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

         If to the Company, to:

                  NTL Incorporated
                  110 East 59th Street, 26th Floor
                  New York, New York  10022
                  Attention:  Scott Schubert

         with a copy to:

                  NTL Incorporated
                  NTL House
                  Bartley Wood Business Park
                  Bartley Way, Hook
                  Hampshire  R627 9UP
                  Attention:  Robert MacKenzie

         with a copy to:

                  Fried, Frank, Harris, Shriver & Jacobson
                  One New York Plaza
                  New York, NY  10004
                  Attention:  Bryan Hall; Jeffrey Bagner

         If to a Participating Purchaser, to:

                  Franklin Mutual Advisers, LLC
                  51 John F. Kennedy Parkway
                  Short Hills, NJ  07078
                  Attn:  Bradley Takahashi

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so personally delivered or mailed.

         Section 9. Existing Registration Rights Agreement. With respect to the registration under the Securities Act by the Company of the Rights and the shares of its Common Stock to be issued to persons exercising such Rights or to any Underwriter, the Participating Purchaser hereby (1) waives all rights (if any) to prior notice under Section 3.2 of the Existing Registration Rights Agreement, (ii) agrees that it will not exercise all rights (if any) under
Section 3.1 or Section 3.2 of the Existing Registration Rights Agreement and
(iii) if proposed by the Company, agrees to execute an amendment to the Existing Registration Rights Agreement providing clarification that the incidental registration rights under Section 3.2 do not apply to public registered rights offering transactions.

         Section 10. Assignment; No Third Party Beneficiaries. This Agreement may not be assigned; except that any Participating Purchaser may assign its obligations to exercise Rights in connection with a Permitted Rights Transfer to the transferee thereof provided that such transferee agrees to be bound by the provisions of this Agreement and, notwithstanding such assignment, such

Participating Purchaser shall remain liable for its obligations under this Agreement. This Agreement shall inure to the benefit of and be binding upon the Participating Purchasers, the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, other than Participating Purchasers, the Company and their respective successors or permitted assigns, or any person specified in Section 6 any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of Participating Purchasers, the Company and their respective successors and permitted assigns and persons specified in Section 6 and for the benefit of no other person.

         Section 11. Specific Performance. The parties agree that irreparable damage will result in the event that this Agreement is not specifically enforced, and the parties agree that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, the provisions of this Agreement and the obligations of the parties under this Agreement shall be enforceable in a court of equity, or other tribunal with jurisdiction by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which a party may have under this Agreement or otherwise.

         Section 12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         Section 13. Consent to Jurisdiction; Waiver of Jury Trial. (a) Each party to this Agreement irrevocably submits to the non-exclusive jurisdiction of (i) the state courts of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby. Each of the parties, for itself and in connection with its properties, generally and unconditionally, waives any defense of forum non conveniens, and irrevocably agrees to be bound by any judgment rendered in connection with this Agreement.

         (b) Each of the parties to this Agreement hereby waives its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this agreement, including without limitation contract claims, tort claims, breach of duty claims, and all other common law and statutory claims.

         Section 14. Several Obligations. Each Participating Purchaser is severally liable hereunder as to itself only and not jointly. It is not necessary to join any other Participating Purchaser to any action seeking to enforce obligations hereunder against any Participating Purchaser.

         Section 15. Amendment; Waivers. This Agreement may not be amended or modified (nor may the terms be waived) by the parties unless such amendment, modification or waiver is in writing signed by the Company and Franklin Mutual.

         Section 16. Survival. All representations and warranties of the Company contained herein shall not survive the termination hereof or the closing date of the transactions contemplated hereby.

         Section 17. Interpretation. The term "including" means "including without limitation". The captions and headings are for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement. All Section and Schedule references refer to Sections and Schedules to this Agreement, unless expressly stated otherwise

         Please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Participating Purchasers and the Company in accordance with its terms.

                                            Very truly yours,




                                            NTL INCORPORATED

                                            By: /s/ Scott E. Schubert
                                               --------------------------------
                                               Name:  Scott E. Schubert
                                               Title: Chief Financial Officer

Accepted as of the date
first above written.



------------------------------


FRANKLIN MUTUAL ADVISERS, LLC,
as agent and investment advisor


By: /s/ Bradley Takahashi
   -----------------------------
   Bradley Takahashi
   Vice President

[Signature Page to Participating Purchaser Agreement]

                                                                      SCHEDULE A



                        [Form of Underwriting Agreement]

                                                                      SCHEDULE B



                                    [OMITTED]

                                                                      SCHEDULE C

                              SPECIFIED CONDITIONS

The following conditions set forth in the Underwriting Agreement constitute "Specified Conditions" under this Agreement:

1.       Section 7(b)(i) [Effectiveness of Registration Statement]

2.       Section 7(b)(ii) [Listing of Rights and Allotted Shares]

3.       Section 7(b) (ix) [No Injunction]








Note: the captions provided in brackets are for convenience of reference only and do not affect the meaning or interpretation of the representation and warranty.

                                                                      SCHEDULE D


                               SPECIFIED COVENANTS


The following covenants set forth in the Underwriting Agreement in favor of the Underwriters constitute "Specified Covenants" under this Agreement (as modified hereon):

1.  Section 5(a) [Review of Registration Statement];provided however that

(i) references to the "Shares" shall mean the Commitment Securities;

(ii) references to the Underwriters and the Lead Underwriters shall mean instead the Participating Purchaser;

(iii) after the words, "with an opportunity to review any proposed amendment or supplement to the Initial Registration Statement, any Preliminary Prospectus or Prospectus" the following words shall be inserted, "where the amendment or supplement relates to the Participating Purchaser Agreement or the transactions contemplated by the Participating Purchaser Agreement"; and

(iv) After the words, "to make no amendments or any supplements to the Initial Registration Statement, any Preliminary Prospectus or Prospectus," the following words shall be inserted, "relating to the Participating Purchaser Agreement or the transactions contemplated by the Participating Purchaser Agreement"

2.  Section 5(e) [Earnings Statement]

3.  Section 5(h) [Use of Proceeds]


Note: the captions provided in brackets are for convenience of reference only and do not affect the meaning or interpretation of the representation and warranty.

                                   SCHEDULE E

                    SPECIFIED REPRESENTATIONS AND WARRANTIES

                   The following representations and warranties set forth in the Underwriting Agreement constitute "Specified Representations and Warranties" under this Agreement (as modified hereon):

1.       Section 1(a) [Registration Statement]

2. Section 1(b) [Registration Statement]; provided however that at the end of such representation and warranty the following shall be added:

                  ; provided, however that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by the Participating Purchaser expressly for use therein.

3.       Section 1(c) [Certain Events]

4.       Section 1(d) [Real Property]

5.       Section 1(f) [Capitalization]

6.       Section 1(g) [Issuance of Rights]

7.       Section 1(i) [Consents and Filings]

8.       Section 1(j) [Charter and by-laws]

9.       Section 1(k) [Certain Statements]

10.      Section 1(l) [Legal Proceedings]

11.      Section 1(m) [Investment Company Acts]

12.      Section 1(n) [Accountants]

13.      Section 1(o) [Intellectual Property]

14.      Section (p) [Labor Disputes]

15.      Section 1(q)(i) [Tax]

16.      Section 1(r) [Permits, etc.]

17.      Section 1(s) [Insurance]

18.      Section 1(t) [Environmental Laws]

19.      Section 1(u) [Financial Statements]

20.      Section 1(v) [Controls]

21.      Section 1(w) [Nasdaq]

22.      Section 1(x) [Sarbanes-Oxley]








Notes: the captions provided in brackets are for convenience of reference only and do not affect the meaning or interpretation of the representation and warranty.

                                                                      SCHEDULE F


                        Commitment Fee and Extension Fee

The Commitment Fee to be paid by the Company to the Participating Purchaser will be an amount equal to (x) the Applicable Percentage (defined below) times (y) the dollar amount that is equal to the aggregate exercise price of the Basic Subscription Privileges for all of the Rights issued to the Participating Purchaser in the Rights Offering so exercised by the Participating Purchaser as required by the terms of this Agreement (the "Committed Aggregate Exercise Price"); provided that the minimum Commitment Fee payable upon exercise of the Rights in accordance herewith shall be 0.02125 times $87,150,000.

         The term "Applicable Percentage" means a percentage, expressed as a decimal, equal to (A) the Underwriting Fee percentages (expressed as a decimal) applicable to the Rights Offering transaction under the terms of the Underwriting Agreement (as set forth on Schedule II thereto) less (B) 0.00375, as follows:

                Underwriting Fee Percentage               Applicable Percentage

                          .02500                                .02125

                          .02625                                .02250

                          .02750                                .02375

                          .02875                                .02500

                          .03000                                .02625

         The term "Total Rights Offering Size" means the aggregate exercise price of the Basic Subscription Privileges for all of the Rights issued in the Rights Offering to all persons.

         The term "Extension Fee" as used in Section 7 means a fee equal to
0.00125 of the Committed Aggregate Exercise Price payable for each week or part thereof that the Agreement is extended under Section 7.

         Notwithstanding anything to the contrary herein, fees shall only be payable with respect to Rights issued on behalf of the shares of Common Stock beneficially owned by Franklin Mutual on the date hereof, as shown on Schedule G.

                                                                      SCHEDULE G


                         Beneficial Ownership of Shares

Entity                                                                        Shares Owned
------                                                                        ------------
FRANKLIN MUTUAL SERIES FUND INC.
a Maryland corporation registered as an
investment
company under the 40 Act,
currently comprised of six series, of which
these five are investing:
MUTUAL BEACON FUND                                                              736,122
MUTUAL DISCOVERY FUND                                                           852,697
MUTUAL QUALIFIED FUND                                                           601,168
MUTUAL SHARES FUND                                                            1,182,343
MUTUAL EUROPEAN FUND                                                            403,752
An Ontario (Canada) mutual fund trust:
MUTUAL BEACON FUND                                                               32,127
FRANKLIN TEMPLETON VARIABLE
INSURANCE PRODUCTS TRUST
a Massachusetts business trust registered as an
investment company under the 40 Act, currently
comprised of 23 investment portfolios, of which
FMA is the advisor to these two:
MUTUAL DISCOVERY SECURITIES FUND                                                 40,995
MUTUAL SHARES SECURITIES FUND                                                   230,176
Delaware statutory trust registered as an
investment company under the 40 Act
FRANKLIN MUTUAL RECOVERY FUND                                                    10,300
Cayman Islands limited liability company
MUTUAL RECOVERY FUND, LTD.                                                        6,700
FRANKLIN TEMPLETON INVESTMENT FUNDS
Luxembourg investment company
currently consisting of 41 sub-

funds, of which FMA is the advisor to:
FRANKLIN MUTUAL BEACON FUND                                                      82,012
FRANKLIN MUTUAL EUROPEAN FUND                                                    29,132
MASTERS' SELECT FUNDS
Delaware business trust registered as an
investment company under the 40 Act, currently
comprised of 3 series, of which FMA is one of
four sub-advisors to:
MASTERS' SELECT VALUE FUND                                                       35,476
FRANKLIN TEMPLETON FUNDS
UK umbrella open-ended investment
company, currently comprised of 7
funds, of which FMA is the advisor to:
FRANKLIN MUTUAL SHARES FUND                                                      2,934
                                                   Totals  4,245,934
